Exhibit (8)(a)(2)

Assumption Agreement to Participation Agreement

ASSUMPTION AGREEMENT

TO PARTICIPATION AGREEMENT

THIS ASSUMPTION AGREEMENT (the “Assumption”) is made as of this 1st day of October 2007, by and among Monumental Life Insurance Company (“Monumental”), DFA Investment Dimensions Group Inc. (the “Fund”), the Fund’s investment adviser, Dimensional Fund Advisors LP (formerly “Dimensional Fund Advisors Inc.”) (the “Adviser”) and DFA Securities Inc. (“DFAS”) (collectively, “Parties”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, Peoples Benefit Life Insurance Company (the “Company”), the Fund, the Adviser and DFAS have entered into that certain Amended and Restated Participation Agreement dated January 28, 2005 (the “Agreement”); and

WHEREAS, the Company has merged with and into Monumental, and Monumental desires to assume the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Assumption of Agreement. Monumental hereby assumes all of the rights and obligations of the Company arising under the Agreement, and Monumental shall become a party to the Agreement, in replacement of the Company, as if originally a party thereto. The Fund, the Adviser and DFAS each acknowledge and consent to such assumption, and agree that such assumption shall not be considered an unauthorized assignment by the Company under Section 10.8 of the Agreement.

2.	Effectiveness. The actions set forth in this Assumption shall be effective as of the date hereof.

3.	Full Force and Effect. Except set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.	Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Assumption.

5.	Counterparts. This Assumption may be executed and delivered by each party hereto via facsimile and in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF the parties have hereto signed this Assumption on the day and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.		MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Catherine L. Newell	By:	/s/ Steven R. Shepard
Name:	Catherine L. Newell	Name:	Steven R. Shepard
Title:	Vice President and Secretary	Title:	Vice President

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President

DFA SECURITIES INC.

By:	/s/ Julie Henderson
Name:	Julie Henderson
Title:	VP & Controller

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